Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30612, 333-39068, 333-103198, 333-119764, 333-119772, 333-120303 and 333-120304) and on Form S-4 (No. 333-122485) of Blockbuster Inc. of our report dated March 29, 2005, except as to the 3rd, 4th and 5th paragraphs of Note 13, which are as of November 8, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Blockbuster Inc. dated November 8, 2005.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

November 8, 2005